Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Tenon Medical, Inc

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	858,269	$2.77	$2,377,405.13	0.0000870	$206.83

Total Offering Amounts:							$2,377,405.13		206.83
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$206.83

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Offering Note(s)

(1)	In accordance with Rule 416(a), Tenon Medical, Inc. (the “Company”) is also registering an indeterminate number of additional shares of common stock of the Company (the “Common Stock”) that shall be issuable pursuant to Rule 416 to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Company’s Common Stock reported on Nasdaq Capital Markets, LLC on September 29, 2026.

Represents the resale of up to 858,269 shares of Common Stock issuable upon exercise of Series B common stock purchase warrants dated September 14, 2026, issued to a certain holder pursuant to an inducement offer letter agreement dated September 11, 2026, by and between the Company and such holder.